As filed with the Securities and Exchange Commission on July 16, 2010
Registration No. 333-_____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

KB HOME
(Exact name of registrant as specified in its charter)

Delaware	95-3666267
(State or other jurisdiction of	(I.R.S. Employer Identification Number)
incorporation or organization)
10990 Wilshire Boulevard
Los Angeles, CA 90024
(Address, including zip code,
of Principal Executive Offices)
KB Home 401(k) Savings Plan
(Full title of the plan)
William A. Richelieu
Corporate Counsel and Assistant Corporate Secretary
KB Home
10990 Wilshire Boulevard
Los Angeles, CA 90024
(310) 231-4000
(Name and address of agent for service)
(Telephone number, including area code, of agent for service)
Copy to:
Michael J. O’Sullivan
Munger, Tolles & Olson LLP
355 South Grand Avenue
Los Angeles, California 90071
(213) 683-9100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if smaller reporting company)
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		maximum	maximum	Amount of
Title of securities	Amount to be	offering price	aggregate offering	registration
to be registered	registered(1)(2)	per share(3)	price(3)	fee(3)
Common Stock, par value $1.00 per share	1,000,000 shares	$11.07	$11,070,000	$789

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, this Registration Statement shall be deemed to cover such additional shares of Common Stock as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions. Also pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement covers an indeterminate amount of interests to be offered or sold pursuant to the KB Home 401(k) Savings Plan.

(2)	Each share of Common Stock includes one preferred stock purchase right issued pursuant to a Rights Agreement, dated as of January 22, 2009, by and between the Registrant and Mellon Investor Services LLC, as Rights Agent. The preferred stock purchase rights are not presently exercisable and do not trade separately from the Common Stock. The preferred stock purchase rights will be issued for no additional consideration and, therefore, no additional registration fee is required.

(3)	Calculated pursuant to Rule 457(c) and (h) under the Securities Act of 1933 on the basis of $11.07 per share, which was the average of the high and low prices of the Common Stock as reported on the New York Stock Exchange on July 12, 2010.

SIGNATURES
Exhibit Index
EX-5.1
EX-23.1

EXPLANATORY NOTE
     In accordance with General Instruction E of Form S-8, KB Home (the “Registrant”) is registering additional shares of common stock pursuant to the KB Home 401(k) Savings Plan (the “Plan”). The Registrant currently has an effective registration statement filed on Form S-8 relating to the Plan which registered securities of the same class as those being registered herewith filed with Securities and Exchange Commission on October 27, 2005. The Registrant incorporates by reference that registration statement on Form S-8 (File No. 333-129273), which is made a part hereof.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on July 15, 2010.

KB HOME
By:	/s/ JEFF J. KAMINSKI
Jeff J. Kaminski
Executive Vice President and Chief Financial Officer

     Pursuant to the requirements of the Securities Act, the persons who administer the KB Home 401(k) Savings Plan have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on July 15, 2010.

KB HOME 401(k) SAVINGS PLAN By: KB Home Plan Administrator
By:	/s/ WILLIAM R. HOLLINGER
William R. Hollinger
Senior Vice President and Chief Accounting Officer

     Each person whose signature appears below hereby constitutes and appoints each of Jeffrey T. Mezger, Chief Executive Officer of KB Home, Jeff J. Kaminski, Chief Financial Officer of KB Home, William R. Hollinger, Chief Accounting Officer of KB Home, and William A. Richelieu, Assistant Corporate Secretary of KB Home, and, in each case, any of their respective successors at KB Home (in functional position or otherwise) or designees, and each of them, jointly and severally, as his or her true and lawful attorney-in-fact and agent with full powers of substitution and resubstitution, for the undersigned and in the name of the undersigned, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JEFFREY T. MEZGER	Director, President and Chief Executive Officer	July 15, 2010
Jeffrey T. Mezger	(principal executive officer)

/s/ JEFF J. KAMINSKI	Executive Vice President and Chief	July 15, 2010
Jeff J. Kaminski	Financial Officer (principal financial officer)

/s/ WILLIAM R. HOLLINGER	Senior Vice President and Chief	July 15, 2010
William R. Hollinger	Accounting Officer (principal accounting officer)

/s/ STEPHEN F. BOLLENBACH	Chairman of the Board and Director	July 15, 2010
Stephen F. Bollenbach

/s/ TIMOTHY W. FINCHEM	Director	July 15, 2010

Timothy W. Finchem

/s/ KENNETH M. JASTROW, II	Director	July 15, 2010

Kenneth M. Jastrow, II

/s/ ROBERT L. JOHNSON	Director	July 15, 2010

Robert L. Johnson

/s/ MELISSA LORA	Director	July 15, 2010

Melissa Lora

/s/ MICHAEL G. McCAFFERY	Director	July 15, 2010
Michael G. McCaffery

/s/ LESLIE MOONVES	Director	July 15, 2010
Leslie Moonves

/s/ LUIS G. NOGALES	Director	July 15, 2010
Luis G. Nogales

Exhibit Index

Exhibit No.	Description

4.1	Restated Certificate of Incorporation, as amended (filed as an exhibit to the Registrant’s Current Report on Form 8-K dated April 7, 2009 and incorporated by reference herein).

4.2	By-Laws, as amended and restated on April 5, 2007 (filed as an exhibit to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended February 28, 2007 and incorporated by reference herein).

5.1*	Opinion of Munger, Tolles & Olson LLP.

23.1*	Consent of Ernst & Young LLP.

23.2	Consent of Munger, Tolles & Olson LLP (included in Exhibit 5.1).

24	Power of Attorney (included on the signature page of this Registration Statement).

*	Filed herewith.